Exhibit 99.06

                                                           COMPANY'S FORM 10-Q
                                                           September 30, 1995
                                                           Page 30

      In July 1995, a purported class action was filed under the name Elvidio Vennettilli et. al. v. Primerica Inc. et. al. in the United States District Court for the Eastern District of Michigan on behalf of individuals who purchased interests in oil and gas rights owned by Basic Energy and Affiliated Resources Inc. ("BEAR"). Notwithstanding that the alleged violations were in contravention of agreements between the agents and Primerica Financial Services ("PFS") and did not involve securities of the Company or any subsidiary thereof, the complaint, which seeks unspecified monetary damages, alleges that defendants, including PFS, committed violations of the federal securities laws and common law fraud. The Company believes it has meritorious defenses and intends to contest the allegations.

                                                           COMPANY'S FORM 10-Q
                                                           March 31, 1996
                                                           Page 25

     For information concerning a purported class action against Primerica Inc. and others in connection with the purchase of oil and gas rights owned by Basic Energy and Affiliated Resources Inc. ("BEAR"), see the description that appears in the second paragraph of page 30 of the Company's filing on Form 10-Q for the quarter ended September 30, 1995, which description is incorporated by reference herein. A copy of the pertinent paragraph of such filing is included as an exhibit to this Form 10-Q. Two additional alleged class actions making similar allegations and seeking similar relief, Fournier v. PFS Inc. and McNeely v. BEAR, have purported to name certain subsidiaries of the Company as defendants. These cases are pending in the U.S. District Court for the Eastern District of Michigan. The Company has filed a motion to dismiss each of these actions.

                                                            COMPANY'S FORM 10-Q
                                                            September 30, 1996
                                                            Page 34

     For information concerning a purported class action filed against Primerica Financial Services Inc. ("PFSI"), a subsidiary of the Company, in connection with the purchase by individuals of interests in oil and gas rights owned by Basic Energy and Affiliated Resources Inc. ("BEAR"), see the description that appears in the second paragraph on page 30 of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995 and the fourth paragraph on page 25 of the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, which descriptions are incorporated by reference herein. A copy of the pertinent paragraphs of such filings is included as an exhibit to this Form 10-Q. In October 1996, the court dismissed several claims against PFSI. Also in October 1996, the National Association of Securities Dealers, Inc. ("NASD") filed a complaint against PFSI alleging a failure to supervise certain registered representatives and associated persons and to establish and maintain proper written procedures for compliance with NASD rules regarding private securities transactions relating to BEAR.